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                                                                     EXHIBIT 2.2


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                             CORPUS CHRISTI DIVISION

In re:                                  )
                                        )
EOTT ENERGY PARTNERS, L.P.              )            CASE NO. 02-21730
                                        )
EOTT ENERGY FINANCE CORP.               )            CASE NO. 02-21731
                                        )
EOTT ENERGY GENERAL PARTNER, L.L.C.     )            CASE NO. 02-21732
                                        )
EOTT ENERGY OPERATING LIMITED           )
PARTNERSHIP                             )            CASE NO. 02-21733
                                        )
EOTT ENERGY PIPELINE LIMITED            )
PARTNERSHIP                             )            CASE NO. 02-21735
                                        )
EOTT ENERGY CANADA LIMITED              )
PARTNERSHIP                             )            CASE NO. 02-21734
                                        )
EOTT ENERGY LIQUIDS, L.P.               )            CASE NO. 02-21736
                                        )
EOTT ENERGY CORP.                       )            CASE NO. 02-21788
                                        )
                Debtors                 )            (Jointly Administered under
                                        )            Case No. 02-21730)


           SUPPLEMENT/AMENDMENT TO THIRD AMENDED JOINT CHAPTER 11 PLAN
                  OF THE DEBTORS AND GLOSSARY OF DEFINED TERMS

         EOTT Energy Partners, L.P.; EOTT Energy Finance Corp.; EOTT Energy General Partner, LLC; EOTT Energy Operating Limited Partnership; EOTT Energy Pipeline Limited Partnership; EOTT Energy Canada Limited Partnership; EOTT Energy Liquids, L.P., and EOTT Energy Corp. (collectively, the "Debtors") file this Supplement/Amendment to Third Amended Joint Chapter 11 Plan of the Debtors and Glossary of Defined Terms. This document outlines supplements/amendments to the Third Amended Joint Chapter 11 Plan of the Debtors dated December 6, 2002 (the "Plan") and the Glossary of Defined Terms attached as Exhibit A to the Plan (the "Glossary). The Debtors will seek approval, pursuant to 11 U.S.C. Section 1127, of the


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supplements/amendments contained herein at the plan confirmation hearing On confirmation of the Plan, the supplements/amendments described herein shall become part of the Plan and Glossary as if originally contained in those documents.

A. SUPPLEMENTS/AMENDMENTS TO THE THIRD AMENDED JOINT CHAPTER 11 PLAN OF THE DEBTORS

         1. Section 3.1 of the Plan is amended and supplemented in its entirety as follows:

         3.1 ADMINISTRATIVE CLAIMS BAR DATE. All applications or other requests for payment of Administrative Claims (except Professional Fee Claims and Administrative Tax Claims) arising on or before the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors, the U. S. Trustee, and any Committee within thirty (30) days after the Effective Date, or by such earlier deadline governing a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Confirmation Date. Any Administrative Claim (except Professional Fee Claims and Administrative Tax Claims) for which an application or request for payment is not filed by the deadline specified in this section shall be discharged and forever barred. The provisions of this section shall not apply to any Administrative Claims arising under the Enron Settlement Agreement nor any Administrative Claim held by a Trade Partner.

         2. Section 3.5 of the Plan is amended and supplemented in its entirety as follows:

         3.5 PAYMENT OF ORDINARY COURSE LIABILITIES. Ordinary Course Liabilities shall be paid by the Debtors pursuant to the existing payment terms and conditions (whether arising under an agreement, applicable law, or otherwise) governing any particular Ordinary Course Liability. Nothwithstanding any other provision of the Plan (including section 3.3), Administrative Tax Claims related to ad valorem property taxes shall be considered and treated as Ordinary Course Liabilities under the Plan and paid by the applicable Debtors. The default provisions contained in section 4.2.2.1(v) of the Plan shall apply to Administrative Tax Claims related to ad valorem property taxes. Each holder of an Administrative Tax Claim related to ad valorem property taxes shall retain any Liens securing such Claim until it is satisfied in full pursuant to this section.

         3. Section 4.2.2.1 of the Plan is amended in its entirety as follows:

         4.2.2.1 CASH PAYMENTS. The Consolidated Debtors may elect to satisfy an Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim through Cash payments in accordance with the following payment terms and conditions:


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                  (i) Principal: The amount of the Allowed Secured Tax Claim or
                  Class 2.1H Allowed Indemnifiable Secured Tax Claim;

                  (ii) Interest: Six percent (6%) per annum from the Effective Date until the Claim is fully paid;

                  (iii) Maturity: Six (6) years after the date the Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim was originally assessed;

                  (iv) Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the period from the Effective Date through the date of maturity of the particular Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim, together with interest. Payments shall commence on the ninetieth (90th) day after the Effective Date and shall continue quarterly thereafter until the maturity date. The Consolidated Debtors may prepay, in whole or in part, any Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim at any time without penalty.

                  (v) Default: A default shall occur under this section if a scheduled payment of an Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim is not timely made in accordance with this section. In the event of such a default, the holder of an Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim shall send written notice of default to the parties listed in section
                  16.2 of the Plan. If the default is not cured within ten (10) days after notice of default is received by the Debtors, the taxing authority shall be entitled to proceed with the enforcement of state law remedies for the collection of its Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim, subject to the limitations contained in Bankruptcy Code section 506(b). The default provisions in this section shall be in lieu of the default provisions contained in Article 11 of the Plan.

                  (vi) Bankruptcy Code Section 506(b): To the extent permitted under Bankruptcy Code section 506(b), each Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim shall accrue interest at the rate of six percent (6%) per annum during the period from the Petition Date until the Effective Date.

         4.       Section 5.1 of the Plan is amended in its entirety as follows:

         5.1 ASSUMPTION AND REJECTION. All Executory Contracts except those identified on the Rejection Schedule shall be assumed by the Debtors as of the Effective Date. The Debtors shall have the right to amend or otherwise modify

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         the Rejection Schedule at any time on or before five (5) days before the Confirmation Hearing Date, and shall serve such amended Rejection Schedule only on those parties affected by the amendment or modification. Except as otherwise provided for in section 5.2 of the Plan, all Executory Contracts identified on the Rejection Schedule shall be rejected as of the Confirmation Date, unless such Executory Contracts have been previously rejected pursuant to an order of the Bankruptcy Court.

         5.       Section 5.2 of the Plan is amended in its entirety as follows:

         5.2 APPROVAL OF ASSUMPTION OR REJECTION. Entry of the Confirmation Order shall constitute the approval, under Bankruptcy Code section 365(a), of (i) the rejection of the Executory Contracts identified in accordance with section 5.1 of the Plan as of the Confirmation Date and
         (ii) the assumption of all other Executory Contracts as of the Effective Date.

         6.       Section 5.4 of the Plan is amended in its entirety as follows:

         5.4 "CURE" PAYMENTS WITH REGARD TO ASSUMED EXECUTORY CONTRACTS OR UNEXPIRED LEASES. Any "cure" amounts that the Debtors believe are associated with Executory Contracts or Unexpired Leases proposed to be assumed pursuant to this Plan will be set forth in a notice ("Cure Payment Notice") to be filed and served at the same time as the Rejection Schedule. The Debtors shall have the right to amend or otherwise modify the Cure Payment Notice at any time on or before five
         (5) days before the Confirmation Hearing Date, and shall serve such amended Cure Payment Notice (the "Amended Cure Payment Notice") only on those parties affected by the amendment or modification. The "cure" amounts will be paid by the Debtors in cash in full on the Effective Date, or as soon as practicable thereafter, to the respective parties owed such amounts, in accordance with section 365(b)(1) of the Bankruptcy Code, except that in the event of a dispute regarding the amount of any "cure" payments, the "cure" payments required by section 365(b)(1) of the Bankruptcy Code shall be made by the Debtors only after the entry of a Final Order of the Bankruptcy Court resolving the dispute or after the parties have otherwise reached agreements.

         7.       The Plan is supplemented to include the heading for Section
         5.5 as follows:

         5.5      DEADLINES FOR OBJECTING TO "CURE" AMOUNTS.

         8.       The Plan is supplemented to include Section 5.5.1 as follows:

         5.5.1 DEADLINE FOR PARTIES LISTED ON ORIGINAL CURE PAYMENT NOTICE. If a party disputes the "cure" amount set forth in the Cure Payment Notice (or if no "cure" amount is indicated as being owed in the Cure Payment Notice for a particular Executory Contract or Unexpired Lease and an affected party believes there is a "cure" amount owing), or if a party otherwise objects to assumption pursuant to


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         section 365(b)(1) of the Bankruptcy Code and pursuant to the Plan, then the affected party(ies) to the Executory Contract or Unexpired Lease should file a written objection and serve it on the Debtors' counsel, which objection shall be filed and served so as to be received at least two (2) days prior to the Confirmation Hearing. A party's failure to file and serve such an objection at least two (2) days prior to the Confirmation Hearing will be deemed a waiver of any objection to assumption or to the "cure" amounts set forth in the Cure Payment Notice, and the Debtors will present a confirmation order at the Confirmation Hearing that will provide for approval of the assumption and the "cure" amounts, as set forth in the Cure Payment Notice, which order will be binding on parties in interest receiving the Cure Payment Notice.

         9.       The Plan is supplemented to include Section 5.5.2 as follows:

         5.5.2 DEADLINE FOR PARTIES AFFECTED BY THE AMENDED CURE PAYMENT NOTICE. If a party listed on the Amended Cure Payment Notice who was not listed on the original Cure Payment Notice disputes the "cure" amount set forth in the Amended Cure Payment Notice (or if no "cure" amount is indicated as being owed in the Amended Cure Payment Notice for a particular Executory Contract or Unexpired Lease and an affected party believes there is a "cure" amount owing), or if such party otherwise objects to assumption pursuant to section 365(b)(1) of the Bankruptcy Code and pursuant to the Plan, then the affected party(ies) to the Executory Contract or Unexpired Lease should file a written objection and serve it on the Debtors' counsel, which objection shall be filed and served so as to be received no later than (10) days after service of the Amended Cure Payment Notice. A party's failure to file and serve such an objection within ten (10) days after service will be deemed a waiver of any objection to assumption or to the "cure" amounts set forth in the Amended Cure Payment Notice, and the Debtors will present an order to the Bankruptcy Court that will provide for approval of the assumption and the "cure" amounts, as set forth in the Amended Cure Payment Notice, which order will be binding on parties in interest receiving the Amended Cure Payment Notice.

         10. Section 6.2.2 of the Plan is amended in its entirety as follows:

         6.2.2 DISCHARGE OF SENIOR NOTE INDENTURE AND CANCELLATION OF SENIOR NOTES. On the Effective Date, the Senior Note Indenture shall be terminated and canceled and rendered of no further force and effect; provided, however, that the cancellation of the Senior Note Indenture shall not impair (i) the rights of the beneficial holders of Senior Notes under the Plan nor (ii) the lien and priority rights of the Old Indenture Trustee under the Senior Note Indenture. The Senior Note Indenture shall continue in effect to the extent necessary (a) for the Old Indenture Trustee to receive and make Distributions of the New Notes and New LLC Units to the holders of Senior Notes pursuant to the terms of the Senior Note Indenture and (b) to maintain the validity of the charging lien granted to the Old Indenture Trustee under sections 7.06, 7.09, and 7.10 of the Senior Note


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         Indenture. Any actions taken by the Old Indenture Trustee that are not authorized by (or are otherwise inconsistent with) the Plan shall be null and void. On the Effective Date, the Senior Notes shall be canceled and shall be null and void, and the Senior Notes shall evidence no rights, except the right to receive Distributions under the Plan. All canceled Senior Notes held by the Old Indenture Trustee shall be disposed of in accordance with the customary procedures under the Senior Note Indenture, unless the Debtors request the Old Indenture Trustee to return the canceled Senior Notes to the Debtors.

         11. Section 6.2.3 of the Plan is amended in its entirety as follows:

         6.2.3 EXECUTION OF NEW INDENTURE AND ISSUANCE OF NEW NOTES. On the Effective Date, EOTT Energy LLC will take all necessary action to (i) execute the New Indenture and (ii) issue, distribute, and transfer the New Notes to the New Indenture Trustee and the Debtors' designee, as applicable, for prompt subsequent distribution to the holders of Class 5 Allowed General Unsecured Claims and Class 5.1H Allowed Indemnifiable General Unsecured Claims in accordance with the terms of the Plan.

         12.      Section 7.1 of the Plan is amended in its entirety as follows:

         7.1 IN GENERAL. The Debtors or its designee shall make all Distributions required under the Plan. In all instances in which the Debtors are required to make a Distribution on a particular date or by a specific deadline, the Debtors shall be in compliance with that requirement if they make the Distribution on or before the specified date or deadline or as soon thereafter as practicable.

         13. Section 7.8.1 of the Plan is amended in its entirety as follows:

         7.8.1 DISTRIBUTIONS. Notwithstanding any other provision of the Plan, all Distributions of New Notes and New LLC Units to be made to any holder of a Class 5 Allowed General Unsecured Claim or Class 5.1H Allowed Indemnifiable General Unsecured Claim under the Plan shall be made (i) in the case of the holders of Senior Notes, to the Old Indenture Trustee on behalf of the holders of Senior Notes and (ii) in the case of all other holders of Class 5 or 5.1H Claims, the Debtors or their designee will make the Distributions directly to such Claimholders in accordance with the terms of the Plan. The Old Indenture Trustee shall distribute the Distributions it makes to the holders of Senior Notes pursuant to the terms of the Senior Note Indenture. Distributions made to the New Noteholder(s) under the Plan shall be deemed to be Distributions made for the benefit of the beneficial holders of the New Notes.

         14. Section 7.8.2 of the Plan is amended in its entirety as follows:

         7.8.2 RECORD DATE FOR SENIOR NOTES. Consistent with the Senior Note Indenture, on the Distribution Record Date, the Note Register (as defined in the


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         Senior Note Indenture) maintained by the Old Indenture Trustee shall be closed and there shall be no further changes in the Note Register maintained by the Old Indenture Trustee. The Debtors, the Old Indenture Trustee, and any holder of the Senior Notes shall have no obligation to recognize any transfer of the Senior Notes (or interests therein) occurring after the Distribution Record Date. The Debtors and the Old Indenture Trustee shall be entitled to recognize and deal for all purposes under the Plan with only the holder of the Senior Notes whose name(s) appear in the Note Register on the Distribution Record Date.

         15.      Section 7.9 of the Plan is amended in its entirety as follows:

         7.9 TREATMENT OF OLD INDENTURE TRUSTEE. Notwithstanding any other provision of the Plan, the Old Indenture Trustee is granted an Administrative Claim for the actual fees and expenses (including professional fees and expenses) reasonably incurred by the Old Indenture Trustee under the Senior Note Indenture through the Effective Date, subject to the Debtors ability to object to or otherwise challenge any such fees and expenses. The Old Indenture Trustee shall be entitled to payment from the Debtors of its customary fees and expenses allowable under the Senior Note Indenture reasonably incurred in making distributions of New Notes and New LLC Units to beneficial holders of Senior Notes, subject to the Debtors ability to object to or otherwise challenge any such fees and expenses. On the full performance by the Old Indenture Trustee of all actions or duties under the Plan and Senior Note Indenture (including making the required Distributions), the Old Indenture Trustee shall be relieved of any further obligations arising under the Senior Note Indenture. Nothing contained in this section 7.9 shall affect the Old Indenture Trustee's rights under the Senior Note Indenture, subject to section 6.2.2 of the Plan.

         16.      Section 9.2 of the Plan is amended in its entirety as follows:

         9.2 RELEASES. Except as otherwise provided for in the Plan, on the Effective Date, (i) each of the Debtors shall be deemed to have released any claims, demands, or causes of action that any of them may have against any of the Debtors' current or former officers, directors, or employees for any acts, omissions, or other conduct by any such person in such capacity occurring before the Effective Date; provided, however, that the Debtors shall not be deemed to have released any such person from liability for gross negligence, willful misconduct, or fraud, and (ii) the Interestholders shall be deemed to have released any claims, demands, or causes of action that any of them may have against any of the Debtors' current or former officers, directors, or employees for any acts, omissions, or other conduct by any such person in such capacity occurring before the Effective Date; provided, however, that the Interestholders shall not be deemed to have released any such person from liability for gross negligence, willful misconduct, or fraud.

         17. Section 11.1 of the Plan is amended in its entirety as follows:


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         11.1 EVENTS OF DEFAULT. An event of default shall have occurred if the
         Debtors or any other Person takes any action, fails to take any action, or fails to refrain from taking an action prevented, required, or otherwise set forth in the Plan.

         18. Section 11.2 of the Plan is amended in its entirety as follows:

         11.2 REMEDIES FOR DEFAULTS. Subject to Bankruptcy Code Section 1112, should an event of default occur by the Debtors or any other Person, at least one other party-in-interest (including any Debtor) must provide written notice of the default to the defaulting party and serve copies of the notice to all parties identified in section 16.2 of the Plan. If the default is not cured within ten (10) days after service of the notice of default, the notifying party may present an ex parte order to the Bankruptcy Court setting a date and time when the defaulting party must appear before the Bankruptcy Court and show cause why it should not be held in contempt of the Confirmation Order. If the defaulting party is found to be in default of the Plan, the Bankruptcy Court shall:

                  (a) assess the costs of the Debtors or other party-in-interest of proceeding on the order to show cause against the defaulting party, such costs to be the greater of the actual amounts incurred or $5,000; and

                  (b) designate a person to appear, sign, and/or accept on behalf of the defaulting party the documents required under the Plan in accordance with Federal Rule of Civil Procedure 70, or enter such other order compelling compliance with the Plan that may be necessary and that does not materially alter the terms of the Plan as confirmed.

B. SUPPLEMENTS/AMENDMENTS TO THE GLOSSARY OF DEFINED TERMS ATTACHED AS EXHIBIT A TO THE PLAN

         19. The definition of the term Indenture Trustee contained in the Glossary of Defined Terms attached as Exhibit A to the Plan (the "Glossary") is deleted in its entirety.

         20. The Glossary is supplemented to include the following definition for the term "Old Indenture Trustee":

         OLD INDENTURE TRUSTEE means The Bank of New York, a New York banking corporation, in its capacity as indenture trustee under the Senior Note Indenture.

         21. The Glossary is supplemented to include the following definition for the term "New Indenture Trustee":

         NEW INDENTURE TRUSTEE means The Bank of New York, a New York banking corporation, in its capacity as the indenture trustee under the New Indenture.


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         22. The definition of the term "New Indenture" in the Glossary is amended in its entirety as follows:

         NEW INDENTURE means that certain indenture between the applicable Debtors or issuers and the New Indenture Trustee concerning the issuance of the New Notes, the terms of which are substantially described in the Term Sheet for the New Indenture attached as Exhibit C to the Plan. The form of the New Indenture will be filed with the Bankruptcy Court as a Plan Document.

         23. The definition of the term "Effective Date" in the Glossary is amended in its entirety as follows:

         EFFECTIVE DATE means the earlier of (i) March 1, 2003, or (ii) the first Business Day after the Confirmation Date on which (a) the Confirmation Order is not stayed and (b) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in the Plan.

         24. The definition of the term "Claims Objection Deadline" in the Glossary is amended in its entirety as follows:

         CLAIMS OBJECTION DEADLINE means the first Business Day following 120 days after the Effective Date or any other date established in any Final Order entered by the Bankruptcy Court modifying such deadline.

         25. The definition of the term "Secured Claim" in the Glossary is amended in its entirety as follows:

         SECURED CLAIM means a Claim (i) that is secured by a valid letter of credit posted by the Debtors in favor of a particular Claimant, but only to the extent of the terms and conditions of such letter of credit, or (ii) for which a Claimant asserts a valid, perfected, and enforceable Lien, not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, or a Claim for which a Claimant asserts a setoff under Bankruptcy Code section 553, but only to the extent of the value, determined in accordance with Bankruptcy Code section 506(a), of the Claimant's interest in the Debtors' interest in Estate Property or to the extent of the amount subject to such setoff, as the case may be, unless a timely election has been made under Bankruptcy Code section 1111(b)(2).

         26. All provisions of the Plan and definitions in the Glossary not expressly supplemented or amended herein remain unchanged.


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         Date: February 11, 2003.

                                                  HAYNES AND BOONE, LLP



                                                  By: /s/ Robert D. Albergotti
                                                     ---------------------------
                                                     Robert D. Albergotti
                                                     TBA No. 00969800
                                                     Trey A. Monsour
                                                     TBA No. 14277200
                                                     901 Main Street, Suite 3100
                                                     Dallas, Texas  75202
                                                     Telephone:  214-651-5000
                                                     Facsimile:  214-651-5940

                                                     ATTORNEYS FOR THE DEBTORS



                             CERTIFICATE OF SERVICE

         I certify that a copy of the foregoing Supplement/Amendment to Third Amended Joint Chapter 11 Plan of the Debtors and Glossary of Defined Terms was served on all parties listed on the Official Service List Dated January 27, 2003 and on all parties requesting notice after January 27, 2003 via email (if known) and otherwise via first class, United States Mail, postage prepaid, on February 11, 2003.


                                             /s/ Robert D. Albergotti
                                             -----------------------------------
                                             Robert D. Albergotti


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